Exhibit 99.1

B&G Foods Announces Third Quarter 2009 Financial Results

— Reports EBITDA growth of 22.7% to $24.7 million —

— Reaffirms and Narrows Range of Guidance for Fiscal 2009 —

Parsippany, N.J., October 27, 2009—B&G Foods, Inc. (NYSE: BGS), a manufacturer and distributor of high-quality, shelf-stable foods, today announced financial results for the thirteen and thirty nine weeks ended October 3, 2009.

Third Quarter Highlights

•                  Net sales increased 6.3% year-over-year to $123.9 million from $116.5 million

•                  Reported earnings per share increased to $0.11 from $0.08

•                  Adjusted earnings per share increased to $0.14 from $0.05

•                  EBITDA increased 22.7% to $24.7 million from $20.1 million

•                  Fiscal 2009 EBITDA guidance range reaffirmed and narrowed to $100.0 to $102.0 million

Financial Results for the Third Quarter of 2009

Net sales for the third quarter of 2009 increased 6.3% to $123.9 million from $116.5 million for the third quarter of 2008.  This $7.4 million increase was attributable to sales price and unit volume increases of $6.2 million and $1.2 million, respectively.

Gross profit for the third quarter of 2009 increased 17.9% to $36.2 million from $30.7 million in the third quarter of 2008.  Gross profit expressed as a percentage of net sales increased 2.8 percentage points to 29.2% for the third quarter of 2009 from 26.4% in the third quarter of 2008.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to increased sales prices of $6.2 million and reduced wheat and maple syrup costs partially offset by increased costs for beans and packaging, and an increase in our accrual for performance-based compensation of $0.4 million.  Operating income increased 29.4% to $21.0 million for the third quarter of 2009 from $16.2 million in the third quarter of 2008.

The Company’s adjusted net income for the third quarter of 2009 was $5.2 million, and adjusted earnings per share was $0.14, as compared to adjusted net income of $2.0 million, or $0.05 per share, for the third quarter of 2008.  Under Generally Accepted Accounting Principles (GAAP), the Company’s reported net income was $4.2 million, or $0.11 per share, for the third quarter of 2009, as compared to reported net income of $2.9 million, or $0.08 per share, for the third quarter of 2008.  Please see the table below for information concerning certain items affecting comparability and a reconciliation of the non-GAAP terms adjusted net income and adjusted earnings per share to reported net income and reported earnings per share.

For the third quarter of 2009, EBITDA (see “About Non-GAAP Financial Measures” below) increased 22.7% to $24.7 million from $20.1 million for the third quarter of 2008.

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “As expected, our business continued to improve substantially over prior year results in the third quarter, as evidenced by the 22.7% EBITDA gain for the quarter.  We continued to improve our trade spending efficiency and increase net sales for certain key brands in our portfolio, while also benefitting from reduced costs for wheat and maple syrup.  We believe our brands are well positioned in the current economic environment.”

“As previously announced, we are using the net proceeds from our recently completed successful equity offering to retire a material portion of our most expensive debt in the fourth quarter.  The combination of the equity offering and the partial redemption of our senior subordinated notes will reduce our leverage by an amount equal to nearly a full year of EBITDA, and will do so with a minimal impact on earnings per share and free cash flow,” said Robert C. Cantwell, Executive Vice President and Chief Financial Officer.

Financial Results for the First Three Quarters of 2009

Net sales for the first three quarters of 2009 increased 3.8% to $365.4 million from $352.0 million in the comparable period of fiscal 2008.  Net sales for the first three quarters of 2009 were negatively impacted by the poor maple syrup crop in Canada in 2008 that led to a global shortfall of pure maple syrup.  Net sales of our Maple Grove Farms pure maple syrup products decreased by $2.8 million, consisting of a unit volume decline of $4.1 million, partially offset by sales price increases of $1.3 million. Excluding net sales of Maple Grove Farms pure maple syrup products, net sales for the first three quarters of 2009 increased $16.2 million or 5.1%.  This $16.2 million increase was attributable to sales price increases of $21.8 million partially offset by a decrease in unit volume of $5.6 million.

Gross profit for the first three quarters of 2009 increased 12.7% to $111.8 million from $99.2 million in the comparable period of last year.  Gross profit expressed as a percentage of net sales increased 2.4 percentage points to 30.6% in the first three quarters of 2009 from 28.2% in the comparable period of fiscal 2008.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to pricing of $23.2 million and reduced wheat and maple syrup costs offset by increased costs for beans and packaging and an increase in our accrual for performance-based compensation of $0.9 million.  Operating income increased 22.3% to $66.7 million during the first three quarters of 2009, compared to $54.5 million in the comparable period of fiscal 2008.

The Company’s adjusted net income for the first three quarters of 2009 was $17.2 million, and adjusted earnings per share was $0.47, as compared to adjusted net income of $9.9 million, or $0.27 per share, for the first three quarters of 2008.  Please see the table below for information concerning certain items affecting comparability of net income and earnings per share.  Under GAAP, the Company’s reported net income was $16.1 million, or $0.44 per share, for the first three quarters of 2009, as compared to net income of $10.8 million, or $0.29 per share, for the first three quarters of 2008.

For the first three quarters of 2009, EBITDA increased 17.6% to $77.5 million from $65.9 million for the first three quarters of 2008.

Items Affecting Comparability—Comparison of Adjusted Information to GAAP Information

	Third Quarter		First Three Quarters
	2009	2008	2009	2008
	(in thousands)
Reported net income	$4,161	$2,890	$16,103	$10,829
Loss on extinguishment of debt, net of tax(1)	419	—	419	—
Non-cash adjustments on interest rate swap, net of tax(2)	655	(893)	722	(893)
Adjusted net income	$5,235	$1,997	$17,244	$9,936

	Third Quarter		First Three Quarters
	2009	2008	2009	2008
	(in thousands)
Reported EPS-Class A common stock	$0.11	$0.08	$0.44	$0.29
Loss on extinguishment of debt, net of tax(1)	0.01	—	0.01	—
Non-cash adjustments on interest rate swap, net of tax(2)	0.02	(0.3)	0.02	(0.02)
Adjusted EPS-Class A common stock	$0.14	$0.05	$0.47	$0.27

(1)      Loss on extinguishment of debt for the third quarter and first three quarters of 2009 includes costs relating to our repurchase of senior subordinated notes, including the repurchase premium and the write-off of deferred debt financing costs.

(2)      Includes an unrealized gain on interest rate swap, partially offset by a reclassification from accumulated other comprehensive loss to interest expense, net on interest rate swap.  The counterparty of our interest rate swap is an affiliate of Lehman Brothers.  Following the bankruptcy of Lehman Brothers, we determined that the interest rate swap was no longer an effective hedge under FASB standards.  These adjustments will reverse over the remaining life of the interest rate swap agreement as a non-cash, non-operating gain.

Reaffirmed and Narrowed Guidance

EBITDA for fiscal 2009 is expected to be approximately $100.0 to $102.0 million.  This reaffirms and narrows the range of guidance from management’s previous guidance for fiscal 2009 of $99.0 to $102.0 million.  B&G Foods expects to make capital expenditures of approximately $11.0 million in the aggregate during fiscal 2009, $7.9 million of which have already been made during the first three quarters, and expects to make capital expenditures of approximately $11.0 million in the aggregate during fiscal 2010.

Stock and Debt Repurchase Plan

During the third quarter of 2009, the Company repurchased $6.3 million principal amount of senior subordinated notes, which resulted in a pre-tax charge in our third quarter of $0.7 million, representing a cash charge of $0.4 million relating to the repurchase premium and a non-cash charge of $0.3 million relating to the write-off of unamortized deferred debt financing costs associated with the notes repurchased.  As of October 3, 2009, the Company had $13.5 million available for future repurchases of Class A common stock and/or senior notes under the stock and debt repurchase plan.

Partial Redemption of Senior Subordinated Notes; Automatic Separation of EISs

During the third quarter of 2009, the Company issued a notice of partial redemption for $90.0 million principal amount of the Company’s 12% senior subordinated notes due 2016 at a cash redemption price of 106% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on such amount, to, but excluding, the redemption date of November 2, 2009.  Upon completion of the redemption, $69.5 million principal amount of the senior subordinated notes will remain outstanding.

The partial redemption of the senior subordinated notes is expected to result in a pre-tax charge in the Company’s fourth quarter of fiscal 2009 of $9.5 million, which represents a cash charge of $5.4 million relating to the call premium and a non-cash charge of $4.1 million relating to the write-off of unamortized deferred debt financing costs associated with the notes redeemed.

Pursuant to the terms of the indenture governing the senior subordinated notes, the partial redemption of the senior subordinated notes will result in an automatic separation of all of the EISs into the component shares of Class A common stock and senior subordinated notes.  The automatic separation will occur on October 30, 2009.

As a result, the last day of trading of the EISs on the New York Stock Exchange under the symbol “BGF” was October 26, 2009.  When the market opened on October 27, 2009, those shares of Class A common stock represented by the EISs, began trading on the New York Stock Exchange under the symbol “BGS” in anticipation of the automatic separation, together with all other outstanding shares of the Company’s Class A common stock.  The remaining senior subordinated notes that are not redeemed, whether previously represented by EISs or held separately, will not be listed on an exchange and B&G Foods does not intend to create or sustain a market for such notes following the redemption date. Thus, the extent of any market for the remaining senior subordinated notes will depend upon, among other things, the principal amount of the senior subordinated notes that remain outstanding after the redemption date, the number of holders remaining at such time and the interest in maintaining a market in the senior subordinated notes on the part of securities firms. Holders may need to hold their senior subordinated notes until maturity or an earlier redemption, if any, by the Company.

The automatic separation of the EISs and the partial redemption of the senior subordinated notes will not result in any change in the payments that holders of the component senior subordinated notes and shares of Class A common stock should expect to receive, except that after the redemption date holders will no longer receive interest payments on the portion of the senior subordinated notes that have been redeemed.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, October 27, 2009.  The call will be webcast live over the Internet from the Investor Relations section of B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (888) 481-2871 or for international callers by dialing (719) 325-2228.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers.  The password is 4208314.  The replay will be available from October 27, 2009 through November 3, 2009.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted earnings per share” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted earnings per share,” which are calculated as reported net income and reported earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and earnings per share to eliminate the items identified in the table above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with unrealized gains or losses on the Company’s interest rate swap and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding the allocation of resources.

A reconciliation of EBITDA with net income and net cash provided by operating activities is included below for the third quarter and first three quarters of 2009 and third quarter and first three quarters of 2008, along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to the Company’s expectations regarding EBITDA for the remainder of fiscal 2009 and capital expenditures for the remainder of fiscal 2009 and for fiscal 2010.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for fiscal 2008 filed on March 5, 2009.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	October 3, 2009	January 3, 2009
Assets

Current assets:
Cash and cash equivalents	$117,628	$32,559
Trade accounts receivable, less allowance for doubtful accounts and discounts of $626 in 2009 and $745 in 2008	33,879	36,578
Inventories	103,554	88,899
Prepaid expenses	2,084	2,475
Income tax receivable	2,022	2,221
Deferred income taxes	1,176	1,110
Total current assets	260,343	163,842

Property, plant and equipment, net of accumulated depreciation of $69,937 and $64,510	53,062	51,059
Goodwill	253,353	253,353
Trademarks	227,220	227,220
Customer relationship intangibles, net	111,480	116,318
Net deferred debt financing costs and other assets	11,644	13,298
Total assets	$917,102	$825,090

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$31,036	$27,286
Accrued expenses	14,760	16,023
Dividends payable	8,052	6,162
Long-term debt, current portion	90,000	—
Total current liabilities	143,848	49,471

Long-term debt, less current portion	439,541	535,800
Other liabilities	22,790	23,671
Deferred income taxes	81,560	71,500
Total liabilities	687,739	680,442

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; 47,367,292 and 36,246,657 shares issued and outstanding as of October 3, 2009 and January 3, 2009	474	362
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; no shares issued or outstanding	—	—
Additional paid-in capital	238,287	171,123
Accumulated other comprehensive loss	(11,022)	(12,358)
Retained earnings (accumulated deficit)	1,624	(14,479)
Total stockholders’ equity	229,363	144,648
Total liabilities and stockholders’ equity	$917,102	$825,090

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008

Net sales	$123,871	$116,515	$365,408	$352,041
Cost of goods sold	87,647	85,778	253,569	252,816
Gross profit	36,224	30,737	111,839	99,225

Operating expenses:
Sales, marketing and distribution expenses	10,659	10,813	32,575	34,563
General and administrative expenses	2,936	2,067	7,753	5,307
Amortization expense—customer relationships	1,613	1,613	4,838	4,838
Operating income	21,016	16,244	66,673	54,517

Other expenses:
Interest expense, net	13,570	11,562	39,996	37,041
Loss on extinguishment of debt	674	—	674	—
Income before income tax expense	6,722	4,682	26,003	17,476
Income tax expense	2,611	1,792	9,900	6,647
Net income	$4,161	$2,890	16,103	10,829

Basic and diluted weighted average shares outstanding:
Class A common stock	37,790	36,797	36,644	36,787

Basic and diluted earnings per share:
Class A common stock	$0.11	$0.08	$0.44	$0.29

Cash dividends declared per share of Class A common stock	$0.17	$0.21	$0.51	$0.64

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
	(Dollars in thousands)
Net income	$4,161	$2,890	$16,103	$10,829
Income tax expense	2,611	1,792	9,900	6,647
Interest expense, net	13,570	11,562	39,996	37,041
Depreciation and amortization	3,677	3,887	10,847	11,420
Loss on extinguishment of debt(A)	674	—	674	—
EBITDA	24,693	20,131	77,520	65,937
Income tax expense	(2,611)	(1,792)	(9,900)	(6,647)
Interest expense, net	(13,570)	(11,562)	(39,996)	(37,041)
Deferred income taxes	3,348	2,042	9,295	6,087
Amortization of deferred debt financing costs	610	792	2,222	2,376
Unrealized loss (gain) on interest rate swap	631	(1,514)	(108)	(1,514)
Reclassification to interest expense, net for interest rate swap	424	76	1,270	76
Share-based compensation expense	1,471	152	3,273	510
Changes in assets and liabilities, net of effects of business combination	1,973	8,108	(9,275)	(1,258)
Net cash provided by operating activities	$16,969	$16,433	$34,301	$28,526

(A)             Loss on extinguishment of debt for the third quarter and first three quarters of 2009 includes costs relating to our repurchase of senior subordinated notes, including the repurchase premium and the write-off of deferred debt financing costs.

(1)      EBITDA is a measure used by management to measure operating performance.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on this measure. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends. Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, loss on extinguishment of debt, interest and related expenses and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.